EXHIBIT 10.45

Execution Version

SOFTWARE LICENSE AGREEMENT

This Software License Agreement (hereinafter referred to as the “Agreement”) is made this 29th day of March, 2004, by and between CADMUS KNOWLEDGEWORKS INTERNATIONAL LTD., a company incorporated under the laws of Mauritius having its registered office at c/o Abacus Financial Services (Mauritius) Limited, Third Floor, TM Building, Pope Hennessy Street, Port Louis, Republic of Mauritius (hereinafter referred to as “Licensor”) and KNOWLEDGEWORKS GLOBAL PRIVATE LIMITED, a company incorporated in India under the Companies Act, 1956 having its registered office at Knowledge Centre, Street No. 17, MIDC, Andheri (East), Mumbai 400 093, India (hereinafter referred to as “Customer”).

Background

A.        Licensor will become the registered and beneficial owner of eighty percent (80.0%) of the total paid up equity share capital of Customer.

B.        Customer is in the business of providing content management, content processing and other services.

C.        Licensor is the owner of certain proprietary software and tools more particularly described in Schedule 1 ( hereinafter referred to as the “Software”).

D.        Customer desires to obtain from Licensor, and Licensor agrees to grant to Customer, a non-exclusive and non-transferable license to use the Software in accordance with the terms of this Agreement and as agreed to by the Licensor and Customer from time-to-time.

Agreement

Accordingly, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Customer agree as follows:

1.      License Grant.    Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Customer a non-exclusive and non-transferable license to use the Software in accordance with the terms of this Agreement and such other terms as may be agreed to by the Licensor and Customer from time-to-time, for an unlimited number of users and/or concurrent devices and to load and store the said Software solely for its own business purposes. “Concurrent device “ is each terminal, monitor or input device being used to access network at a given point in time. If multiplexing software or hardware is used, number of concurrent devices must be measured as the number of terminals, monitors or input devices being used at the multiplexing front end. Customer shall not use the said Software for commercial time sharing, rental or service bureau use involving any person or entity. Except to the extent needed to use and operate the said Software for its own business purposes, the Customer agrees not to cause or permit reverse engineering, disassembly or de-compilation of the said Software. Customer agrees not to remove any product identification, copyright notices, or other notices or proprietary restrictions from the said Software. Customer may make copies of the said Software for back up purposes.

2.      Delivery of Software.    Licensor shall provide Customer one executable copy of the Software (including each improvement), by way of electronic transmission, for use by Customer and, upon satisfactory downloading, the Customer shall promptly acknowledge receipt of the said Software (or improvement).

Execution Version

3. Royalty	Payments

(a)        Amount.    In consideration of the license granted herein, Customer will pay Licensor a royalty (the “Royalty”) equal to (a) two percent (2%) of Customer’s Net Sales of goods and services relating to export sales (but excluding for this purpose any sales to Cadmus Professional Communications or any other affiliate of Cadmus Communications Corporation), and (b) one percent (1%) of Customer’s Net Sales of goods and services relating to Indian domestic sales; where “Net Sales” means gross sales less agents’/dealers’ commission, transport cost, including ocean freight, insurance, duties, taxes and other charges, and costs of raw materials, parts, and components imported from a foreign supplier or its subsidiary/affiliated company provided that in no event shall the Royalty exceed the maximum amount permitted to be paid under applicable law. The parties hereto shall annually review the rate of Royalty set forth hereinabove, no later than 30 days following each anniversary of this Agreement, during the term, to ensure that the percentage of Royalty payable hereunder reflects at all times the arm’s length value of the rights granted to the Customer under this Agreement. In the event that the parties hereto determine, by mutual agreement, any change in the percentage of Royalty payable by the Customer under this Agreement then an appropriate amendment to this Agreement shall be executed in writing by the parties hereto to reflect such change in the percentage of Royalty payable by the Customer to the Licensor under this Agreement.

(b)        Reporting.    Customer will provide Licensor with a monthly statement in a format agreeable to Licensor, itemizing the Royalty payable, within 30 days following the end of each month. In addition this monthly statement shall also include the rate at which tax will be deducted at source on the Royalty payable and the amount of such deduction. Each monthly report will be accompanied by a statement signed by an authorised officer of Customer certifying that the report is accurate, correct and complete and prepared in compliance with this Agreement.

(c)        Payment.    Customer and Licensor will agree from time-to-time during the term of this Agreement upon appropriate procedures, mechanics and timing for payment of the Royalty by Customer to Licensor. For example, but without limitation, Customer could pay the Royalty to Licensor contemporaneously with each statement; or Customer could pay the Royalty to Licensor periodically when Licensor’s Board of Directors meet to agree upon final arrangements for settlement of intercompany receivables; or Customer and Licensor could agree upon any other procedure that is mutually satisfactory to them. Time is of the essence with respect to all royalty payments made hereunder. It is understood between the parties hereto that all payments due and payable under this Agreement shall be made by the Customer, to the Licensor, subject to deduction of tax at source, as applicable under Indian laws and any such deduction shall not increase the amount of Royalty that the Customer is obliged to pay under this Agreement as set forth in Section 3(a). If Customer defaults or fails to make payment when such obligation is due in accordance with their aforesaid agreement, Customer will pay Licensor interest on such past-due amount at the rate of 1.5% per month from the date such payment was due until such payment is received by Licensor, and for this purpose Customer will obtain all such approvals as may be required in order to enable Customer to pay the amount of interest to Licensor. All payments due and payable hereunder will be made by Customer in United States Dollars or such other currency as Customer and Licensor may mutually agree.

(d)        Books and Records.    Customer will keep accurate books of account and records at its principal place of business covering all transactions relating to this Agreement, for at least three years after the payment of the corresponding Royalty, and Licensor will have the right, at all reasonable hours of the day, to audit Customer’s books of account and records on five days’ prior notice.

Execution Version

(e)        Training and Installation:    Licensor shall provide all assistance, training and support services in connection with the said Software, as agreed to by the parties hereto, using qualified, trained and experienced personnel. Licensor shall also provide training, maintenance and related support to Customer to the extent Licensor, in its sole discretion, determines necessary to carry forward the purpose of this Agreement.

4.      Term.    The term of this Agreement will begin on the date of this Agreement and will continue for a term of three (3) years. Thereafter, the term of this Agreement will be extended automatically for successive one year terms unless either party hereto provides the other party with written notice of non-renewal.

5.      Confidentiality.    Customer agrees that neither Customer, its agents nor its employees shall in any manner use, disclose or otherwise communicate any information with respect to the Software which might enable copying of all or any portion of the Software. Customer agrees to take all necessary action to protect the confidential and proprietary information included in the Software, including appropriate instruction and agreement with its employees.

6.      Title.    Customer agrees that, as between Customer and Licensor, Licensor owns all copyright, trade secret, patent, trademark and other proprietary rights in and to the Software, including all modifications and improvements thereto. Customer further agrees and accepts that the use of the Software by it in accordance with the terms hereof shall not be deemed to vest in it, in any manner whatsoever, any right, title or interest in the Software, or the intellectual property contained therein. All and any modifications or improvements to the Software made by the employees of Customer or its agents having access to the Software (or resulting from their use of the Software) shall be for the benefit of the Licensor and the Licensor shall be the sole and exclusive owner of all such modifications or improvements to the Software. Customer covenants that it shall not at any time do or cause to be done any act or thing, directly or indirectly, contesting or in way impairing any part of Licensor’s right in or to the Software whether during the subsistence of this Agreement or at any time thereafter.

7.      WARRANTIES.    THE SOFTWARE IS PROVIDED TO CUSTOMER “AS IS, WHERE IS,” AND LICENSOR MAKES NO WARRANTIES REGARDING THE SOFTWARE, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSOR SHALL NOT BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF USE, OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR EXEMPLARY DAMAGES OF ANY KIND, WHETHER ARISING DUE TO THE USE OF THE SOFTWARE OR UNDER THIS AGREEMENT OR OTHERWISE.

8. General	Provisions

a.        Assignability.    This Agreement and all rights and obligations hereunder shall not be assignable by Customer except with the prior written consent of Licensor. A change in control of Customer shall be deemed an assignment subject to this Section. This Agreement shall be binding upon each party’s permitted successors and assigns.

b.        Liability.    Neither party hereto shall be liable for special, indirect, incidental or consequential damages, whether arising from contract or negligence. No action or claim relating to this Agreement or the Software may be instituted more than one (1) year after the event giving rise to such action or claim.

Execution Version

c.        Entire Agreement; Amendment.    This Agreement with its exhibits is the complete and exclusive agreement of the parties hereto and supersedes all other communications, oral or written, between the parties hereto relating to this Agreement’s subject matter. Any change to this Agreement shall not be valid unless it is in writing and signed by both parties hereto.

d.        Choice of Law.    This Agreement shall be governed by the laws of India, without regard to its conflict of laws provisions.

e.        Default.    In the event of any default of any obligation by a party hereto under this Agreement which remains uncured fifteen (15) days after receipt of written notice of such default by the other party hereto, the non-defaulting party may terminate this Agreement. If this Agreement is terminated, all outstanding amounts will immediately become due and payable and Customer shall return all copies of the Software to Licensor and erase any copies residing in any machine. Customer shall also be responsible for procuring and/ or ensuring that its agents or its employees, or other parties having access to the Software forthwith return to Licensor all copies of the Software in its possession or under its control or in the possession or control of it’s agents or employees, or other parties having access to the Software, including but not limited to all back up copies or alternately at the instructions of the Licensor destroy all copies of the Software and erase any copies residing in any machine. On termination of this Agreement, the Customer shall also cease and desist from using the Software in any manner and shall also be responsible for procuring and/ or ensuring that it’s agents or its employees, or other parties having access to the Software also cease and desist from using the Software in any manner.

f.        Waiver.    Neither the failure nor any delay of either party hereto to exercise a right, remedy or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of a right, remedy or privilege preclude any further exercise of the same.

g.        Severability.    A determination that any provision of this Agreement is invalid, illegal or unenforceable shall not affect the enforceability of any other provision.

h.        Notices.    All notices and other communications required under this Agreement shall be in writing and shall be deemed to have been received when personally delivered or may be sent by facsimile, registered mail by first class, postage prepaid, addressed as set forth at the end of this Agreement or such other addresses as the parties hereto may specify from time to time.

i.        Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

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Execution Version

IN WITNESS WHEREOF the Parties hereto have executed these presents on the day and year first hereinabove written:

CADMUS KNOWLEDGEWORKS INTERNATIONAL, LTD.

By:	/s/ Christopher T. Schools

Name:	Christopher T. Schools

Its:	Director

Address:	c/o Abacus Financial Services (Mauritius) Limited

Third Floor

TM Building

Pope Hennessy Street

Port Louis, Republic of Mauritius

KNOWLEDGEWORKS GLOBAL PRIVATE LIMITED

By:	/s/ Lalit S. Kanodia

Name:	Dr. Lalit S Kanodia

Its:	Director

Address:	Knowledge Centre

Street No. 17, MIDC

Andheri (East), Mumbai 400 093

India

Execution Version

The schedule to this agreement is omitted from this filing pursuant to Regulation S-K, Item 601(b). The Company agrees to supplementally furnish a copy of such schedule to the Commission upon request.